Exhibit 99.1

Broadscale Acquisition Corp. Class A Common Shares and Warrants to Commence Trading Separately on April 5, 2021

NEW YORK, April 1, 2021 (Globe Newswire) – Broadscale Acquisition Corp. (NASDAQ:SCLEU) (the “Company”), today announced that the holders of the Company’s units may elect to separately trade the Class A common shares and warrants underlying the units commencing on April 5, 2021. Those units not separated will continue to trade on the Nasdaq Capital Market under the symbol “SCLEU” and the Class A common shares and warrants are expected to trade under the symbols “SCLE” and “SCLEW”, respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade.

The Company is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. The Company is focusing its search for a business combination target on opportunities that align with its mission of “Disruption for Good”-- that is, the transformation of traditional industries in positive ways that generate tangible improvements to the well-being of the global population, particularly with respect to energy, transportation, buildings, manufacturing, and food and agriculture.

The Company's sponsor is a joint venture of Andrew L. Shapiro's Broadscale Group and Jonathan Z. Cohen and Edward E. Cohen's HEPCO Capital Management. The Company is led by Andrew L. Shapiro, Chairman and Chief Executive Officer; Dan Leff, Senior Operating Partner; and John Hanna, Chief Financial Officer and Head of Acquisitions. The team also includes independent directors Lisa Coca, Andy Karsner, and Georgia Levenson Keohane, as well as senior advisors Stephan Dolezalek, Ray Lane, and Heather Zichal.

Morgan Stanley acted as sole book-running manager for the offering.

The offering was made only by means of a prospectus. Copies of the prospectus may be obtained from:

Morgan Stanley & Co. LLC
Attention: Prospectus Department
180 Varick Street, 2nd Floor
New York, NY 10014

Registration statements relating to these securities have been filed with the Securities and Exchange Commission ("SEC") and became effective on February 11, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

This press release contains statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement and preliminary prospectus for the Company's offering filed with the SEC. Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

Andrew Shapiro
Chairman and Chief Executive Officer
ashapiro@broadscalespac.com
(646) 849-9977

John Hanna
Chief Financial Officer and Head of Acquisitions
jhanna@broadscalespac.com
(917) 941-4273